UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Denny’s Corporation

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April 27, 2010

Dear Fellow Denny’s Corporation Stockholder:

Your vote at this year’s Annual Meeting of Stockholders on May 19 is critically important to the future of Denny’s and to continuing the progress that the Company has been making to improve results, to transform its business model, to reduce business risk and to enhance long-term stockholder value.

To continue this progress, it is important that you vote “FOR” ALL of the Company’s eight (8) directors on the WHITE proxy card.

As you know, a group of dissident hedge funds, who purchased shares in the Company just a few short months ago, have chosen to target Denny’s and three of its most experienced directors (its Board Chair, its Audit Committee Chair and its CEO), seeking to replace them with three candidates who have little or no relevant experience and no original ideas and whose past activities and pattern of behavior call into question their true motives.

Denny’s is Executing on its Plan

In 2006, when many short term investors were pressuring Boards to take on more leverage the Denny’s Board and management took the long term view towards deleveraging the balance sheet and improving the utilization of assets.  The first step involved selling the majority of the Company’s property holdings, where Denny’s was the landlord to franchisees, for $90.6 million.  This enabled Denny’s to realize attractive prices at the top of the real estate market and then use the proceeds to pay down debt.  Following this, the Company initiated its Franchise Growth Initiative (FGI), beginning in 2007. This initiative has been instrumental in transforming the Company. While other companies continued to add leverage to their balance sheet, Denny’s continued its plan to deleverage by converting to a more franchised-based system with greater profitability and free cash flow, while simultaneously reducing business risk and stimulating new restaurant unit growth.

Through FGI, we have sold 85% of our lowest performing units to franchisees using a thoughtful and carefully considered bidding process. The approach has been grounded in disciplined financial modeling and has focused primarily on the sale of geographic clusters of units. As a result, FGI has delivered above industry sales multiples, which validates the bidding process and demonstrates the very strong demand for Denny’s units.  In contrast to the dissidents’ claims, only 3 of the 290 units sold were remodeled within 12 months of sale and only 16 of the 290 within 24 months.  Our ongoing plan is to sell approximately 75 more identified units to franchisees in the next 12-18 months which will allow for the continued reduction in our overhead and move Denny’s closer to the goal of being a 90% franchised company.

Denny’s is now 85% franchised and we have transformed our financial model despite a difficult economy. This transformation has delivered material improvements to key financial metrics1 (comparing 2009 results with 2005’s):
•	237% improvement in free cash flow
•	650% increase in adjusted income before taxes
•	90% increase in new restaurant unit growth
•	300bps improvement in EBITDA margins (from 11.0% to 14.0%)
•	52% decrease in net debt
•	1.9x decrease in debt leverage
•	17% decrease in G&A and field overhead
•	62% decrease in capital expenditures

1 Please see discussion and reconciliation of non−GAAP financial measures at the end of this letter.

Denny’s is now in a strong position to increase its flexibility when restructuring its debt, which is likely to occur in the near term. Denny’s current debt agreements, for example, restrict our ability to buy back shares or provide dividends to stockholders.

The dissidents either do not address these positive results in their materials or they simply don’t know them. The dissidents, as a group, haven’t even returned our calls or letters to avail themselves of the opportunity to learn the facts. For example, through a simple conversation with us the dissidents could have learned of the steps we implemented late last year that have led to a materially improved relationship with our franchisees.  Instead they have chosen to consistently misrepresent the facts in their filings, utilize outdated or incorrect information in their meetings with our stockholders and advocate an ill-conceived and poorly researched series of measures that we believe will result in a huge step back for Denny’s. The dissidents simply haven’t done their homework.

The Denny’s Plan Will drive Growth and Sales

The Denny’s plan was not simply to deleverage our balance sheet, but also to simultaneously increase restaurant growth and sales. Starting in 2007, we established programs and relationships with commitments to deliver up to 375 additional units into the system.  First, FGI did not simply sell restaurants, it also required, in many cases, that purchasing franchisees commit to opening future units. So far, franchisees have committed to open 98 additional units. Second, we started Area Development Agreements (Market Growth Incentive Plan) that, outside of FGI, are targeted to deliver 87 new franchise units. Third, Denny’s began talks with Pilot Travel Centers in 2007 about converting the current restaurants at Pilot locations on our nation’s highways into Denny’s restaurants.  After competing with several other bidders, including IHOP and Cracker Barrel, Denny’s was awarded not only the original 50 future Pilot locations but an additional 140 Flying J locations (pending final FTC approval of the Pilot / Flying J merger) spread throughout the country.  Our franchisees have already given us commitments to open the vast majority of these prime locations.

The dissidents claim that they will cut G&A by $15 million, or 26%, although they lack any specifics. This once again highlights their inexperience in our industry, their short-term perspective, and/or their poor research. Denny’s has reduced G&A by $10 million, or 15%, in the last three years. With this reduction, Denny’s now spends less G&A on a per-unit, percent-of-sales and percent-of-revenue basis than the group of companies with a similar franchise to company portfolio mix (Burger King, AFC, CKR, Dine Equity, Sonic, Wendy’s). In fact, since 2001, when Nelson Marchioli was named CEO, total headcount has been reduced by 39%.  Yet despite our lower than average G&A spend, Denny’s efficient and cost conscious spending has yielded results:

•
Through its research and product development over the past three years Denny’s was able to open its first University location at Cal State San Bernardino in January and is in ongoing negotiations with Sodexo, Aramark, Compass and individual university-run facilities to open more stores this year and into the future. This will not only provide great new locations but will also improve the brand by creating new and future customers in the 18-22 year old age range.

•
We expect to open several Denny’s Café concepts in 2010.  These new style restaurants will be able to open in higher traffic central business districts with a smaller foot print and lower staffing costs, thereby driving sales and profits for Denny’s and its franchisees.

•	After a year of negotiations, Denny’s recently launched a marketing program with the AARP. The current special offer is focused on driving the dinner daypart.
•
The new value menu has been embraced by 95% of our franchisees. The initial test at 320 of our restaurants drove a +5ppt improvement to trend in guest count, while only experiencing a -2.5ppts decline in check average.

We are always working to further cut expenses, but had we followed the dissidents’ short term plan none of the growth initiatives described above would have even commenced.  The dissident nominees lack of experience in the restaurant business, their lack of experience in a predominantly franchise system, their back of the envelope plan and their lack of knowledge concerning even Denny’s itself shows they are simply not qualified to serve on the Denny’s Board.  Vote your WHITE proxy card today for the Denny’s nominees.

This is NOT A Question of “Fresh Perspective”

We recognize that at times there are instances on corporate boards where stockholders can reasonably conclude that its Board could benefit from the “fresh perspective” that can potentially be provided by a stockholder nominee to the Board.  That is not the case here.

Denny’s embraces the value of fresh perspective and that is why we have added on average about one new director per year over the past 10 years and why we have frequently rotated our Board Chair.  Our Board is comprised of talented and experienced members, and we regularly review our composition for opportunities for further improvement, but it does not lack for new, different and fresh points of view.

We also recognize that stockholders can often view the prospect of a stockholder nominee as a “harmless” addition to the Board.  That is not the case here.

We are convinced that not only would these nominees fail to add a valuable “fresh perspective”, but the presence of even one nominee from these dissident hedge funds on the board would in fact be detrimental to the Company and to stockholders.

The question then for stockholders is clear:  Do the three nominees proposed by this dissident hedge fund group possess significant and relevant experience that would be valuable to the Board and is that experience superior to the three members of the Board they propose to replace?

We believe that by any objective measure the answer to both questions is a clear and convincing “NO.”

Furthermore, we believe the dissident group has very questionable motives for its pursuit of seats on Denny’s Board that do not align with and are not in the best interest of all stockholders, and that both the past actions of its members and the manner in which the group has behaved in this process make clear that it has a self-interested agenda, including potentially seeking to gain control of the Company without paying a premium to you and the rest of the Company’s stockholders.

Denny’s Board is Always Open to Change, But the Change Proposed by the Dissidents
Will be Detrimental to the Company and to its Stockholders

Under the leadership of its current Board, Denny’s has tackled many of the significant challenges it has faced since emerging from bankruptcy back in 1998, including restoring the brand’s stature, increasing its consumer relevance, recapitalizing the business, reducing debt and reestablishing positive unit growth.

We know that the current challenge facing Denny’s is the need to drive sales and increase guest traffic.  None of the dissident nominees appear to have any ability to assist Denny’s in this area!

Denny’s Three Targeted Nominees are Among the Most Senior and Experienced on the Board and Possess Far Greater Experience than the Dissident Nominees

The dissident group has chosen to target arguably the three most senior and experienced Directors on the Company’s Board.  By seeking to remove the Board Chair, the Chair of the Audit/Finance Committee and the CEO, we believe the dissident group is clearly exposing its desire to assert maximum influence on the Board which is consistent with their prior pattern of behavior at Western Sizzlin and Steak n Shake.  Quite simply, the dissidents believe that despite having purchased Denny’s stock just a few short months ago and despite having little to no experience in a large primarily-franchised restaurant brand, they are somehow prepared to run Denny’s.   Unquestionably, they are not.

Why would a group of brand new stockholders launch a proxy contest and specifically target the three most senior leaders on the Board?  The dissidents appear to want to effectively replace the leadership of Denny’s and undermine its CEO by removing him from the Board.  This is a remarkably reckless and irresponsible proposal that can only be explained by presuming the dissidents’ interests are to put themselves in a better position to pursue their own agenda rather than the interests of Denny’s stockholders generally.

All three of the Denny’s nominees that have been targeted by the dissidents have made tremendous contributions to Denny’s over the years and have knowledge and experience that is instrumental to the Company’s current strategy and future success.

Debra Smithart-Oglesby, Board Chair:
Ms. Smithart-Oglesby has been a member of the Board since 2003 and Board Chair since 2006.  She has extensive restaurant experience and true finance expertise, having served as CFO at Dekor, Inc., President of Corporate Services and CFO of First America Automotive, Inc., EVP and CFO of Brinker International Inc. (parent company of Chili’s).  She was a director at Brinker and at Noodles and Company.  She has over 25 years of experience in the restaurant industry including concept development, multi-unit growth, turnarounds, franchising and international.

Robert Marks, Chairman of Audit & Finance Committees (Former Board Chair):
Mr. Marks has been a member of the Board since 1998 and was Board Chair from 2004 to 2006.  On a Board that has significant turnover and several new members, Mr. Marks is a critical source of institutional knowledge for the Board.  He is a financial expert with years of experience working with companies with leveraged capital structures.  He is Chairman and President of Marks Ventures LLC and has over 28 years of private equity investment experience in 15 different industries and more than 15 years of public company Board of Directors experience at Denny’s (NASDAQ) and Emeritus Corporation (NYSE).  He was the lead Director for the 2004 Denny’s Restructuring and Refinancing.

Nelson Marchioli, Chief Executive Officer:
Mr. Marchioli is the only executive member of the Board, underscoring the significant level of independence and strong corporate governance that Denny’s Board has espoused over time.  Yet, he serves as a critical voice and constant link to the day-to-day activities of the business, without which the Board would be ill-served.  He brings the greatest level of operational restaurant experience to the Board, with a background that includes more than 30 years of experience in the restaurant industry leadership positions at Denny’s (CEO), El Pollo Loco (CEO), Bruegger’s Bagel Bakeries (COO) and Burger King (EVP and Head of International).

Mr. Dash Has A Very Questionable Record -- Including Seeking Control of Companies to Divert Their Cash Flows to Unrelated Acquisitions and Other Business Activities

In addition to limited restaurant experience at much smaller chains, we believe there are some very specific concerns about Mr. Dash of which all stockholders should be leery.  These issues cause us to conclude that he would have a very disruptive and negative impact on the Board and thus the Company and stockholders.  Mr. Dash appears to have been actively involved with essentially two companies in his career – Western Sizzlin and Steak n Shake.  In both instances, his involvement has been accompanied by a series of troubling developments, including:
•
At Western Sizzlin, in partnership with Sardar Biglari, he supported the transformation of that Company into a holding company that subsequently diverted company cash to acquire an asset management firm, invest in real estate and initiate takeover attempts directed at other companies.

•	During his tenure, the Company lost 7 Board members and 31 franchisees and experienced an overall decline in restaurant units from 135 to 86.
•	The track record of poor franchisee relations at Western Sizzlin suggests that Mr. Dash would in fact disrupt Denny’s mission to complete its transformation to a 90% franchised business model.
•
At Steak n Shake, Dash again participated in transforming a restaurant company into a holding company, which then attempted to acquire such unrelated business as an insurance company and asset management firms.

•
Steak n Shake proceeded to adopt a range of anti-stockholder governance practices and increased the salary of Mr. Biglari (who had become CEO of Steak n Shake following his takeover of the company) more than threefold from $280,000 to $900,000.

•
Ultimately, while serving as a Board member of Western Sizzlin and at the same time serving as an adviser to a direct competitor, Steak n Shake, Mr. Dash helped engineer the recently completed merger of Steak n Shake and Western Sizzlin, which has now been renamed Biglari Holdings.

In addition, in 2001 Mr. Dash (who was then known as Jonathon Dardashti), was found to have acted in "bad faith" by a WIPO arbitration panel over his registration of the website domain name "calvinkleincosmetics.com," which the panel ordered be turned over to Calvin Klein.  We believe this track record and this pattern of activity is a concern for Denny’s stockholders and is inconsistent with the best corporate governance practices in our industry.

The Dissidents Past Actions and Pattern of Behavior Make Clear They Are Pursuing an Agenda of SELF-INTEREST not STOCKHOLDER-INTEREST

In addition to the lack of sufficient relevant experience, which we believe disqualifies these nominees outright, we are very concerned about the past actions of some members of the group and the pattern of behavior of the entire group since it has become involved with Denny’s.  This behavior suggests that the dissident group has absolutely no interest in being a positive or constructive force at Denny’s.  Rather, their behavior indicates a very self-interested agenda to either generate a short-term benefit or to gradually gain control of the Company without paying a premium (which is what they have done with Western Sizzlin and Steak n Shake), so they can utilize the Company’s cash flow to invest in other businesses.

Unlike most activist investors, this group never contacted Denny’s in any formal way prior to, or after filing its Schedule 13D or its stated intent to nominate directors to the Company’s Board.  Although there were some perfunctory inquiries from some of the individual funds prior to and then shortly after their initial purchase of Denny’s shares, at no point has the group or any of its members ever contacted the Company to discuss its plans, share its views or seek the Company’s reaction to its claims other than, interestingly, to ask if a change of control would trigger any of Denny’s debt covenants or executive severance payments.

Notwithstanding this, the Company has reached out to the group in various ways but has either received no response or been rebuffed.  Specifically, on March 16, Mr. Marchioli sent a letter to Mr. Makula of Oak Street Investment, as the identified leader of this group, in response to its March 2 filing to indicate the Company’s interest in meeting with and understanding its views.  To this date, there has been no response from Oak Street.  On March 31 Mr. Dash called Robert Marks, a member of the Company’s Board and, in accordance with standard Company policy and good governance Mr. Marks referred the investor’s call to the Company’s Investor Relations Department.  The Company’s IR Director and its CFO promptly returned Mr. Dash’s call to determine his topics of discussion and arrange any necessary follow-up meeting, but upon reaching him were told that he was eating and could not speak.  To this date, the Company has not received a return call from Mr. Dash.

The lack of contact from the dissident group is further disconcerting because the Company is aware that the group has been actively contacting other parties associated with Denny’s, including former employees, franchisees and others in an effort to obtain information. We have also been made aware that the dissidents have misrepresented themselves to collect information.

We believe the facts are clear.
•	The Denny’s Board has plenty of “fresh perspective”
•	The dissident nominees have little or no relevant experience to assist Denny’s Board
•	The Denny’s nominees have far superior experience
•	The dissident’s past action and current behavior strongly suggest a self-interested agenda that is not aligned with the interests of stockholders
•	The addition of even one dissident nominee to the Company’s Board would be detrimental to the interests of stockholders

Your Board strongly recommends that you vote FOR all eight of the Board’s nominees on the WHITE card today (Proposal #1)

We urge you NOT to sign any GOLD proxy card (or a proxy card of any other color) that may be sent to you by Oak Street or any dissident -- even as a protest vote. In fact, just discard it.  If you have previously returned the dissidents’ GOLD proxy card, you can automatically revoke it by signing, dating and returning the enclosed WHITE proxy card in the accompanying envelope. We appreciate your continued loyalty and support.  If you need assistance or have any questions, please contact our proxy solicitor, Okapi Partners, at 1-877-279-2311.

We are extremely honored to serve on behalf of you, our stockholders.  We are committed to acting responsibly during these difficult economic times and to growing your investment.

Thank you for your continued support as we work hard to continue delivering value to you.

Sincerely,

The Board of Directors of Denny’s Corporation

IMPORTANT

PLEASE RETURN YOUR WHITE PROXY CARD AND DO NOT RETURN ANY OF THE DISSIDENTS’ GOLD PROXY CARDS, EVEN AS A PROTEST VOTE. ONLY YOUR LATEST DATED, SIGNED PROXY CARD WILL BE COUNTED, AND ANY GOLD PROXY CARD YOU SIGN FOR ANY REASON COULD INVALIDATE PREVIOUS WHITE PROXY CARDS SENT BY YOU TO SUPPORT YOUR COMPANY'S DIRECTOR NOMINEES.

Your vote is important. Please take a moment to SIGN, DATE and promptly MAIL your WHITE proxy card in the postage-paid envelope provided. If your shares are held in the name of a brokerage firm, bank nominee or other institution, please sign, date and mail the enclosed WHITE instruction card in the postage-paid envelope provided. If you have any questions or need assistance in voting your shares, please contact Okapi Partners, at 1-877-279-2311.

Important Additional Information

The Company has filed with the Securities and Exchange Commission ("SEC") and mailed to its stockholders a definitive proxy statement in connection with its 2010 Annual Meeting of Stockholders. Stockholders are strongly advised to read the Company's definitive proxy statement and the accompanying WHITE proxy card before making any voting decisions. Stockholders may obtain copies of the Company's definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC in connection with its 2010 Annual Meeting of Stockholders free of charge at the SEC’s website at www.sec.gov, or on the Company's website at www.dennys.com.  The Company, its directors and officers and certain employees may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Company’s 2010 Annual Meeting of Stockholders. Information concerning persons who may be considered participants in the solicitation of the Company's stockholders under the rules of the SEC is set forth in the Company's definitive proxy statement filed with the SEC on April 8, 2010.

Forward Looking Statements

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this presentation.  In addition, certain matters discussed may constitute forward-looking statements.  These forward-looking statements involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this presentation or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  the competitive pressures from within the restaurant industry; the level of success of the Company’s operating initiatives, advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 30, 2009 (and in the Company’s subsequent quarterly reports on Form 10-Q).

About Denny’s

Denny’s is one of America’s largest full-service family restaurant chains, consisting of 1,318 franchised and licensed units and 233 company-owned units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico.  For further information on Denny’s, including news releases, links to SEC filings and other financial information, please visit the Denny’s investor relations website.

Non−GAAP Financial Measures

Reconciliation of GAAP to Non-GAAP Information
($ millions)

Income, EBITDA, and Free Cash Flow Reconciliation	2001	2002	2003 *	2004	2005	2006	2007	2008 *	2009

Net Income/(Loss) from Continuing Operations (1)	$(89.6)	$5.2	$(33.8)	$(37.7)	$(7.3)	$28.5	$29.5	$12.7	$41.6

Provision for Income Taxes	1.6	(1.4)	0.8	0.8	1.2	16.3	6.7	3.5	1.4
Operating Gains, Losses and Other Charges	17.2	(1.1)	(1.2)	(0.6)	3.1	(47.9)	(31.1)	(6.4)	(14.5)
Other Nonoperating Expense, net	(6.0)	(32.9)	0.9	21.3	(0.6)	8.0	0.7	9.2	(3.1)
Share-based Compensation	0.0	0.5	0.3	6.5	7.8	7.6	4.8	4.1	4.7

Adjusted Income Before Taxes (2)	$(76.8)	$(29.7)	$(33.1)	$(9.8)	$4.2	$12.5	$10.5	$23.2	$30.0

Interest Expense, net	73.2	76.4	78.2	69.4	55.2	57.7	43.0	35.5	32.6
Depreciation and Amortization (3)	125.0	84.1	61.0	56.6	56.1	55.3	49.3	39.8	32.3
Cash Payments for Restructuring and Exit Costs	(12.2)	(13.5)	(9.0)	(6.0)	(6.7)	(5.1)	(9.1)	(9.1)	(7.5)
Cash Payments for Share-based Compensation	0.0	0.0	(0.8)	(0.0)	(1.2)	(0.9)	(0.9)	(0.9)	(2.2)

Adjusted EBITDA	$109.2	$117.4	$96.3	$110.3	$107.6	$119.5	$92.9	$88.4	$85.2
% of Total Revenues	10.5%	12.4%	10.2%	11.5%	11.0%	12.0%	9.9%	11.6%	14.0%

Cash Capital Expenditures	(41.1)	(41.7)	(32.0)	(36.1)	(47.2)	(33.1)	(33.1)	(27.9)	(18.4)
Cash Interest Expense, net of Interest Income	(67.4)	(68.8)	(70.8)	(62.0)	(48.2)	(50.9)	(38.5)	(31.6)	(29.3)
Cash Taxes	(2.2)	2.4	(0.6)	(1.4)	(1.3)	(1.3)	(2.3)	(1.1)	(0.6)

Free Cash Flow	$(1.6)	$9.3	$(7.1)	$10.8	$11.0	$34.3	$19.0	$27.9	$36.9
% of Total Revenues	(0.1%)	1.0%	(0.8%)	1.1%	1.1%	3.4%	2.0%	3.7%	6.1%

Total Revenues	$1,039.7	$948.6	$940.9	$960.0	$978.7	$994.0	$939.4	$760.3	$608.1

Return on Assets Reconciliation

Total Assets	$598.3	$541.4	$495.4	$499.3	$511.7	$442.7	$373.9	$341.8	$312.6

Adjusted Income Before Taxes (2)	$(76.8)	$(29.7)	$(33.1)	$(9.8)	$4.2	$12.5	$10.5	$23.2	$30.0

Return on Assets (4)	(12.8%)	(5.5%)	(6.7%)	(2.0%)	0.8%	2.8%	2.8%	6.8%	9.6%

* Includes 53rd week.
(1) Excludes Discontinued Operations and Cumulative Effect of Change in Accounting Principle.
(2) Excludes Amortization of Deferred Gains in 2005 and 2004.
(3) 2001 Depreciation and Amortization includes $31.6M in Goodwill Amortization.
(4) Return on Assets takes LTM Adjusted Income before Taxes divided by Total Assets at the end of the period.

We believe that, in addition to other financial measures, Adjusted Income Before Taxes, Adjusted EBITDA, and Free Cash Flow are appropriate indicators to assist in the evaluation of our operating performance on a period-to-period basis. We believe that these metrics best reflect on-going earnings and cash generated from those earnings. We also use Adjusted Income and Adjusted EBITDA internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees.  Adjusted EBITDA is also used to evaluate our ability to service debt because the excluded charges do not have an impact on our prospective debt servicing capability and these adjustments are contemplated in our senior credit facility for the computation of our debt covenant ratios.  However, Adjusted Income and Adjusted EBITDA should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles.

To elect the Denny’s nominees, we urge all stockholders to sign and return the WHITE Proxy whether or not you have already returned a gold proxy sent to you by the dissidents.

Denny’s urges all stockholders NOT to sign or return any gold proxy sent to you by the dissidents.

Instead, Denny’s Board recommends that you use the WHITE Proxy and vote by mail or if you own your shares through a bank or a broker, you may vote by telephone or Internet.

If you have already returned the gold proxy, you can effectively revoke it by voting the
WHITE Proxy.  Only your latest-dated proxy will be counted.

If you have any questions or need assistance in voting the WHITE Proxy, please contact our proxy solicitor, Okapi Partners, at the toll-free number or email address listed below.

Call Toll-Free: 1-877-279-2311
Or
Email:  info@okapipartners.com

The Dissident Nominees Have Demonstrated Little or No Experience that Would be Relevant or Additive to the Denny’s Board

The Denny’s Board has always had an active and ongoing process of identifying qualified candidates to serve on its Board and we utilize the services of a leading search firm to assist us in this effort.  The fact is that none of the three dissident nominees would have passed even the first screen of our candidate review process.  They each may be successful in their respective careers but they simply do not possess anywhere near the level or type of experience that we or executive search professionals believe will bring material benefit to our Company’s Board.

Please evaluate for yourself their respective qualifications and potential to add value to the Denny’s Board:

David Makula (Age 32) – Mr. Makula claims to have “significant capital markets experience,” yet his bio indicates he has 2 years at Salomon Smith Barney, 3 years as a hedge fund research analyst and that he has been running his own hedge fund for the past 5 years.  It is unclear what actual relevant experience he has gained in these positions that would benefit the Denny’s Board in any way.  He has no known restaurant experience, no experience with franchisees and absolutely no experience serving on a public Board. There is no evidence that Mr. Makula has “significant” capital markets experience or that his experience is in any way relevant to Denny’s needs.  It is highly questionable whether his professional experience would have afforded him any unique insight that has not already been easily obtained by the Board through other means.  Furthermore, the Board currently has more than 100 years of combined capital markets, accounting and financial experience, far exceeding what Mr. Makula has earned in his short career.

Patrick Arbor (Age 73) – Mr. Arbor seems to have had a long and successful career in commodities futures trading but his experience is of little or no relevance to Denny’s.  Mr. Arbor in fact has very limited public company Board experience (only one public board) and, while varied indeed, his private company Board experience appears to have no relevance to Denny’s.  Given Denny’s exemplary corporate governance record, as illustrated by its Corporate Governance Quotient ranking from ISS/Risk Metrics of 89% vs. the Russell 3000, additional governance experience is not a differentiating qualification.

Jonathan Dash (Age 30) – Mr. Dash was appointed as a Board member at Western Sizzlin after his takeover and served for four years, during which time he saw the resignation of a majority of the Board, the departure of 31 franchisees and saw the system decline from 135 units to 86 in his four years!  During this period, Western Sizzlin allocated funds to purchase land in Texas; to buy a 51% stake in a money management firm; and to launch a tender offer for a payment processing company in Seattle.  This is not the type of experience the Denny’s Board is looking for.  We also question how his 18-month stint as an “advisor to the CEO” of one small, largely non-franchised restaurant company furnished knowledge and experience that can replace the  combined more than 50 years of direct restaurant experience – including with heavily-franchised concepts –  possessed by the three nominees he has chosen to target.  We also believe that Mr. Dash’s involvement with and continued interest in Steak n Shake presents a potential conflict-of-interest that could further disqualify him as a director nominee.

As you will see, there is simply NO COMPARISON between the experience of the competing nominees in the specific areas that the dissidents cite in their Proxy regarding how their nominees will add value.

Dissident Claim [and Facts]	Targeted Nominee Comparison
Mr. Dash “brings valuable experience in the restaurant business due to his significant roles in helping revitalize the marketing, supply chain and research and development departments at Steak n Shake.”

[Fact: Following his takeover of Western Sizzlin – a very small chain, Mr. Dash served as a Board member for four years, during which time he also served 18 months as an “advisor” to the CEO of Steak n Shake, a non-franchised focused restaurant company affiliated with Western Sizzlin.]

Mr. Marchioli has 30 years of direct operational and senior executive experience in the industry from five different national restaurant companies, all heavily franchised.

Ms. Smithart-Oglesby has more than 25 years of industry experience, having served as CFO of Brinker International (parent company of Chili’s) for 7 years and a member of its Board for 6 years, and as a member of Denny’s Board for the past 7 years.

Mr. Marks has been involved with Denny’s for 12 years as a member of its Board.

Mr. Arbor’s “extensive experience serving on the Board of Directors of a wide range of public and private companies has given him a strong understanding of corporate responsibility and corporate governance.”

[Fact: Mr. Arbor served on the Board of a publicly traded investment firm and several private company Boards.]

Ms. Smithart-Oglesby has 13 years of combined service on public company Boards, including Denny’s and Brinker International (NYSE: EAT), parent company of Chili’s

Mr. Marks has 15 years of public Board experience as a Director at Denny’s, including 2 as its Chair, and at Emeritus Corporation (NYSE: ESC).  He has served on more than a dozen private company Boards.

Mr. Marchioli has 9 years of experience as Director for Denny’s

Mr. Makula “brings significant capital markets experience that will be instrumental in addressing the Company’s capital allocation and other financial issues.”

[Fact: Mr. Makula has 11 total years of professional experience in assorted financial service positions.]

Mr. Marks has 28 years of private equity and investment banking experience and has led Denny’s recapitalization efforts.

Ms. Smithart-Oglesby is a CPA with 15 years of experience as a CFO and has been President of an investment firm for the past 10 years and raised capital for companies at all stages of growth.